EXHIBIT 10.4

Employment Agreement of Drew T. Ladau

This Employment Agreement (the “Agreement”) is effective as of April 22, 2009 (the “Effective Date”), by and between SPX Corporation (the “Company”) and Drew T. Ladau (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its Segment President, Thermal Equipment & Services;

WHEREAS, the Company and the Executive have reached agreement concerning the terms and conditions of the Executive’s continued employment and wish to formalize that agreement.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions stated in this Agreement, the Company and the Executive hereby agree as follows:

1.             Employment.  The Company employs the Executive and the Executive hereby accepts continued employment with the Company and appointment as its Segment President, Thermal Equipment & Services.  During the Term (as hereinafter defined), the Executive will have the title, status and duties of the Segment President, Thermal Equipment & Services and will report directly to the Company’s Chief Executive Officer or other senior executive officer.  The Executive’s principal business office shall be located in Charlotte, North Carolina, and the Executive’s principal family residence shall be located within fifty (50) miles of the Company’s principal business office for the duration of the Term.

2.             Term.  The term of employment under this Agreement (“Term”) will commence on the Effective Date, and will continue thereafter until December 31, 2010; provided, however, that this Agreement shall remain in effect and the Term shall be extended from year to year thereafter unless, not less than one hundred eighty (180) days prior to December 31, 2010, or any subsequent December 31, either the Executive or the Company delivers to the other written notice of the Executive’s or its intention not to continue this Agreement in effect, in which case this Agreement shall terminate as of December 31 of the year in which such notice is given; and provided further that, if a Change of Control (as defined below) shall have occurred during the Term, this Agreement shall continue in effect and the Term shall be extended until at least the second anniversary of such Change of Control.

3.             Duties.  During the Term:

(a)           The Executive will perform duties assigned by the Company’s Chief Executive Officer, other senior executive officer, or the Company’s Board of Directors (the “Board”), from time to time; provided that the Executive shall not be assigned duties or responsibilities that are materially lower in status than those traditionally assigned to the Segment President, Thermal Equipment & Services.

(b)           The Executive will devote the Executive’s full time and best efforts, talents, knowledge and experience to serving as the Company’s Segment President,

Thermal Equipment & Services.  However, the Executive may devote reasonable time to activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic, and similar types of activities, speaking engagements and membership on other boards of directors, subject to Section 3(c) below, and provided such activities do not interfere in any material way with the business of the Company; and provided further that, the Executive cannot serve on any board of directors without the Company’s Chief Executive Officer’s written consent, or on the board of directors of more than one company without the Board’s written consent.  The time involved in such activities shall not be treated as vacation time.  The Executive shall be entitled to keep any amounts paid to the Executive in connection with such activities (e.g., director fees and honoraria).

(c)           The Executive will perform the Executive’s duties diligently and competently and shall act in conformity with the Company’s written and oral policies and within the limits, budgets and business plans set by the Company.  The Executive will at all times during the Term strictly adhere to and obey all of the rules, regulations and policies in effect from time to time relating to the conduct of executives of the Company.  Except as provided in (b) above, the Executive shall not engage in consulting work or any trade or business for the Executive’s own account.  The Executive shall not engage in consulting work or any trade or business on behalf of any other person, firm or company that competes, conflicts or interferes with the performance of the Executive’s duties hereunder in any way.

4.             Compensation and Benefits.  During the Term, the Company shall provide to the Executive, and the Executive shall accept from the Company as full compensation for the Executive’s services hereunder, compensation and benefits as follows:

(a)           Base Salary.  The Company shall pay the Executive an annual base salary (“Base Salary”) of four hundred and fifty thousand dollars ($450,000).  The Board, or such committee of the Board as is responsible for setting the compensation of officers, shall review the Executive’s performance and Base Salary annually and determine whether to adjust the Executive’s Base Salary on a prospective basis.  Such adjusted annual salary then shall become the Executive’s “Base Salary” for purposes of this Agreement.  The Executive’s annual Base Salary shall not be reduced after any increase without the Executive’s written consent.  The Company shall pay the Executive’s Base Salary according to payroll practices in effect for all officers of the Company.

(b)           Incentive Compensation.  The Executive shall be eligible to participate in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans established or maintained by the Company for its officers, including, but not limited to the SPX Corporation Stock Compensation Plan, all as the Board (or appropriate Board committee) may determine from time to time in its discretion.  For the 2009 bonus plan year, the Executive shall be eligible for a target bonus under the Company’s bonus plan equal to seventy percent (70%) of the Executive’s Base Salary, provided that all performance goals set by the Company are met.  The Board (or appropriate Board committee) will determine and communicate the Executive’s annual bonus plan participation and the applicable performance goals for subsequent bonus plan years no later than March 31 of such bonus plan year.  The Company will pay the

Executive’s annual performance bonus at the same time as annual performance bonus payments for such year (if any) are made to other participants with respect to such fiscal year, and in all events within the two and one-half (2½) months following the end of the calendar year in which the bonus is earned.  Annual performance bonuses are intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)           Executive Benefit Plans.  As the Board may determine in its discretion, the Executive will be eligible to participate in any benefit plans offered by the Company to similarly situated officers including, without limitation, medical, dental, short-term and long-term disability, life insurance, pension, profit sharing and nonqualified deferred compensation arrangements.  The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by the Executive, so long as the Company takes such action generally with respect to other similarly situated officers.

(d)           Business Expenses.  The Company will reimburse the Executive for all reasonable and necessary business expenses incurred in the performance of services with the Company, according to the Company’s policies and upon the Executive’s presentation of an itemized written statement and such verification as the Company may require, provided that such expenses shall be reimbursed no later than December 31 of the year following the year in which the expenses were incurred.

(e)           Perquisites.  The Company will provide the Executive with all perquisites it provides to other similarly situated officers, as the Board may determine in its discretion.  The Company also will reimburse the Executive for annual income tax return preparation and financial planning up to $20,000 per year, provided that the amount of such expenses available for reimbursement in one year shall not affect the amount of expenses available for reimbursement in any other year.  The Company will make such reimbursements in accordance with the Company’s reimbursement practices, and in all events no later than December 31 of the year following the year in which the expense was incurred.

(f)            Vacation.  The Executive will be entitled to vacation in accordance with the Company’s vacation policy for officers, but in no event less than five (5) weeks per calendar year.  The maximum vacation accrual allowed from year to year and at any given time will equal the Executive’s annual entitlement.  Once the maximum accrual is reached, the Executive will no longer accrue vacation until the unused amount accrued is below the maximum level allowed.

(g)           Retiree Medical.

(i)            The Executive shall be entitled to receive retiree medical benefits during the Executive’s lifetime in accordance with the eligibility requirements, terms and conditions, and plan offerings for access to retiree medical benefits provided generally to full-time employees of the Company.  The Executive may cover the individual who is the Executive’s spouse as of the date of the Executive’s termination of employment (the “Spouse”) and/or the individuals who are the Executive’s dependent children as of the date of the Executive’s termination of employment (the “Dependents”), to the extent eligible at the time of the Executive’s retirement, according to the terms and conditions of the Company’s retiree medical benefit plan.  The cost of such benefits for the Executive, the Executive’s Spouse and eligible Dependents, will be 100% of the premiums and will be reimbursed by the Company on an annual basis up to the date the Executive reaches Medicare eligibility due to age, at which point such reimbursement will cease.  Such reimbursement shall be made in accordance with the Company’s reimbursement practices, and in all events no later than December 31 of the year following the year in which the premiums were incurred, and in accordance with the other requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).  Depending on the plan, all or a portion of the reimbursement may be taxable.  Such benefits shall include prescription drug coverage, but not dental or vision benefits unless included in the medical plan.

(ii)           Upon reaching Medicare eligibility due to age, Medicare shall become the primary payor of medical/prescription benefits for the Executive, the Executive’s Spouse or eligible Dependents as applicable, and the reimbursement of premiums for such coverage by the Company shall cease.

(iii)          The Company reserves the right to modify, suspend or discontinue any and all retiree medical plans, practices, policies and programs at any time without recourse by the Executive, so long as the Company takes such action generally with respect to other similarly situated officers; provided that, if the Company terminates retiree access to medical and/or prescription benefits generally for retirees, the Executive shall be entitled to an annual reimbursement from the Company upon proof of continued coverage for comparable medical and/or prescription coverage under an individual policy or other group policy, subject to a maximum total reimbursement of one and one-half (1½) times the applicable premium of the plan in effect at the time retiree access is terminated at the applicable coverage level, and subject to maximum annual inflation adjustment thereafter of five percent (5%).

(iv)          Upon the death of the Executive, a surviving Spouse will continue eligibility and reimbursement as described above.  Surviving Dependent children will not receive premium reimbursement beyond the COBRA continuation period.  For all other COBRA qualifying events other than the death of the Executive, reimbursement will cease upon commencement of the COBRA continuation period.

5.             Payments on Termination of Employment.

(a)           Definition of Termination of Employment.  For purposes of this Agreement, the Executive’s employment with the Company shall be deemed to be terminated when the Executive has a “Separation from Service” within the meaning of Code Section 409A, and references to termination of employment shall be deemed to refer to a Separation from Service.

(b)           Termination of Employment for any Reason.  The following payments will be made upon the Executive’s termination of employment for any reason:

(i)            Earned but unpaid Base Salary through the date of termination;

(ii)           Any annual incentive plan bonus, for which the performance measurement period has ended, but which is unpaid at the time of termination;

(iii)          Any accrued but unpaid vacation;

(iv)          Any amounts payable under any of the Company’s benefit plans in accordance with the terms of those plans, except as may be required under Code Section 401(a)(13); and

(v)           Unreimbursed business expenses incurred by the Executive on the Company’s behalf.

(c)           Termination of Employment for Death or Disability.  In addition to the amounts determined under (a) above, if the Executive’s termination of employment occurs by reason of death or Disability (as defined below), the Executive (or the Executive’s estate) will receive a pro rata portion of any bonus payable under the Company’s annual incentive plan for the year in which such termination occurs determined based on the highest of (i) the actual annual bonus paid for the bonus plan year immediately preceding such termination, or (ii) the target bonus for the bonus plan year in which such termination occurs.  For purposes of this Agreement, “Disability” shall mean, in the written opinion of a qualified physician selected by the Company, the Executive is by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (x) unable to engage in any substantial gainful activity, or (y) receiving income replacement benefits for a period of not less than three (3) months under a Company disability plan.

(d)           Termination by the Company Without Cause, or Voluntary Termination by the Executive for Good Reason.  If the Company terminates the Executive’s employment other than for Cause, death or Disability, or the Executive voluntarily terminates employment for Good Reason, in addition to the benefits payable under Section 5(b), the Company will pay the following amounts and provide the following severance benefits:

(i)            The Executive’s Base Salary through the one (1)-year anniversary of the Executive’s termination of employment, and the Executive’s annual incentive bonus, which will be determined as the higher of (A) the actual incentive bonus paid for the bonus plan year immediately preceding such termination of employment, or (B) the average annual bonus paid to the Executive for the three bonus plan years preceding the year in which such termination of employment occurs (excluding any years of partial, or no, bonus plan participation), plus (C) the amount, if any, to which the bonus that would have been paid to the Executive for the bonus plan year in which such termination of employment occurs, based on the performance level actually attained, exceeds the amount payable under the highest of (A) or (B).

(ii)           Continued coverage under the Company’s medical, dental, vision, key manager life insurance and pension through the one (1)-year anniversary of the Executive’s termination of employment, at the same cost to the Executive as in effect on the date of the Executive’s termination of employment, provided that to the extent such continued coverage extends beyond the COBRA continuation period, such coverage will be provided in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).  The period through the end of the Employment Term, as it may have been extended, shall continue to count for purposes of determining the Executive’s age and service with the Company with respect to eligibility, vesting and the amount of benefits under the Company’s benefit plans to the maximum extent permitted by applicable law.  If the Company determines that the Executive cannot participate in any benefit plan because the Executive is not actively performing services for the Company, the Company will provide such benefits under (A) an alternate arrangement, such as through the purchase of an individual insurance policy that provides similar benefits, provided that such coverage will be provided in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions) or (B) if applicable, through a nonqualified pension or profit sharing plan, provided that such payments shall be made no later than December 31 of the calendar year following the calendar year in which the Executive’s termination of employment occurs.  To the extent that the Executive’s compensation is necessary for determining the amount of any such continued coverage or benefits, such compensation (Base Salary and annual incentive bonus) through the one (1)-year anniversary of the Executive’s termination of employment shall be at the highest rate in effect during the twelve (12)-month period immediately preceding the Executive’s termination of employment.

(iii)          Executive perquisites on the same basis on which the Executive was receiving such perquisites prior to the Executive’s termination of employment, including: (A) reimbursement for club dues through the one (1)-year anniversary of the Executive’s termination of employment; and (B) reimbursement of expenses relating to financial planning services, tax return preparation and annual physicals incurred on or before December 31 of the calendar year that includes the first anniversary of the Executive’s termination of employment; provided that reimbursement of such perquisites shall be made to the Executive in accordance with the Company’s reimbursement practices, and in all events no later than December 31 of the calendar year that includes the third anniversary of the Executive’s termination of employment.  The Company will bear the cost of such perquisites, at the same level in effect immediately prior to the Executive’s termination of employment.  Perquisites otherwise receivable by the Executive pursuant to this Section shall be reduced to the extent comparable perquisites are actually received by or made available to the Executive without cost during the period following the Executive’s termination of employment covered by this Section.  The Executive shall report to the Company any such perquisites actually received by or made available to the Executive.

(iv)          Any outstanding stock options, restricted stock or other equity-based compensation awards that would have vested during the period through the one year anniversary of the Executive’s employment termination shall immediately vest upon the date of the Executive’s termination of employment, and any such vested stock options will be immediately exercisable at any time prior to the earlier of (A) two (2) years from the Executive’s termination of employment, or (B) the stock option expiration or other termination date, subject to the terms of the equity-based compensation award and applicable insider trading policies and regulations.  Notwithstanding the foregoing, any restricted stock or other equity-based compensation awards that were intended to satisfy the requirements for performance-based compensation under Code Section 162(m), and would become vested only upon the attainment of specified performance goals, shall vest only if (and at the time that) such performance goals are achieved.

(v)           Outplacement services, as elected by the Executive (and with a firm selected by the Executive), not to exceed $35,000 in total.  Such outplacement services must be incurred by the Executive no later than the end of the calendar year that includes the second anniversary of the Executive’s termination of employment.  If applicable, reimbursement of such expenses shall be made to the Executive no later than the end of the calendar year that includes the third anniversary of the Executive’s termination of employment.

(e)           Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent:  (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) a material diminution in the budget over which the Executive retains authority; (iv) a material change in the geographic location at which the Executive’s must perform the services; or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement.  The Executive’s must provide notice to the Company of the existence of the condition described in above within a period not to exceed ninety (90) days of the initial existence of the condition, and the Company will have a period of at least thirty (30) days following the notice during which it may remedy the condition.  Any termination for Good Reason must occur within two (2) years following the initial existence of one (1) or more of the foregoing conditions.

(f)            Cause.  For purposes of this Agreement, “Cause” shall mean:  (i) the Executive’s willful and continued failure to satisfactorily perform the Executive’s duties as an executive of the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for performance is delivered to the Executive, which demand specifically identifies the manner in which the Executive has not satisfactorily performed the Executive’s duties, and which gives the Executive at least 30 days to cure such alleged deficiencies, (ii) the Executive’s willful misconduct or dishonesty, which is demonstrably and materially injurious to the Company, monetarily, reputationally, or otherwise, (iii) the Executive’s engaging in egregious misconduct involving serious moral turpitude to the extent that the Executive’s credibility and reputation no longer conforms to the standard of officers of the Company, (iv) the Executive’s refusal or failure to substantially comply with the Company’s human resources rules, policies, directions and/or restrictions relating to harassment and/or discrimination, or to substantially comply with the Company’s compliance or risk management rules, policies, directions and/or restrictions (including, without limitation, the Company’s Code of Business Conduct); (v) the Executive’s loss of any license or registration that is necessary for the Executive to perform the Executive’s duties, or commission of any act that could result in the legal disqualification of the Executive from being employed by the Company or a subsidiary; (vi) the Executive’s failure to cooperate with the Company or a subsidiary in any internal investigation or administrative, regulatory or judicial proceeding; or (vii) the Executive’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude.  In addition, the Executive’s employment shall be deemed to have terminated for Cause if, after the Executive’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

(g)           Non-Renewal.  If the Company gives written notice to the Executive of its intention not to continue this Agreement in effect, in accordance with Section 2, and the Executive remains employed until the December 31 termination of the Agreement (and a Change of Control has not occurred that would extend the Agreement), the Executive may deliver the Executive’s written resignation to the Company effective December 31, within thirty (30) days prior to such December 31, and the Company will provide the Executive with a lump sum payment equal to six (6) months of the Executive’s Base Salary within thirty (30) days following the December 31 effective date of the Executive’s resignation.

(h)           Timing of Payments.  Subject to Sections 5(i) and 5(j) and except as provided otherwise in this Agreement, all payments described in Section 5 above shall be made in a lump sum cash payment as soon as administratively practicable (but in no event more than thirty (30) days) following the Executive’s termination of employment.  If the total amount of annual bonus is not determinable on that date, the Company shall pay the amount of bonus that is determinable and the remainder shall be paid in a lump sum cash payment at the time such bonuses are paid generally and in all events within the two and one-half (2½) months following the end of the calendar year in which the bonus is earned (subject to Section 5(i)).

(i)            Six (6) -Month Delay.  If, at the time the Executive becomes entitled to a termination payment under this Section 5, the Executive is a “specified employee” (as defined under Code Section 409A), then, notwithstanding any other provision in this Agreement to the contrary, the following provisions shall apply.

(i)            No such termination payment considered deferred compensation under Code Section 409A and not subject to an exception or exemption thereunder shall be paid to the Executive until the date that is six (6) months after the Executive’s termination or, if earlier, the date of the Executive’s death (the “Six -Month Delay Rule”).  Any such termination payment that would otherwise have been paid to the Executive during this six-month period (the “Six -Month Delay”) shall instead be aggregated and paid to the Executive no later than ten (10) days following the date that is six (6) months after the Executive’s termination (together with interest at the interest credit rate provided in the SPX Corporation Individual Account Retirement Plan).  Any termination payment to which the Executive is entitled to be paid under this Section 5 after the date that is six (6) months after the Executive’s termination shall be paid to the Executive in accordance with the applicable terms of Section 5.

(ii)           During the Six-Month Delay, the Company will pay to the Executive the applicable payments set forth in this Section 5, to the extent any of the following exceptions to the Six-Month Delay Rule apply:

(A)          the short-term deferral rule of Code Section 409A and Treasury Regulation §1.409A-1(b)(4) (or any similar or successor provisions) (including with the treatment of each payment as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii)) (or any similar or successor provisions),

(B)           payments permitted under the separation pay exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(iii) (or any similar or successor provisions), and

(C)           payments permitted under the limited payments exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions),

provided that the amount paid under this Section will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under this Section 5 on account of the separation from service and any applicable Company benefit plan.

(j)            Release.  The Company shall deliver to the Executive a form of general release and waiver of claims in favor of the Company that is acceptable to the Company (the “Release”) as soon as administratively feasible following the Executive’s termination of employment.  Notwithstanding anything in this Agreement to the contrary, no payments pursuant to Section 5(c) or Section 5(d) shall be made prior to the date that both (i) the Executive has delivered an original, signed Release to the Company and (ii) the revocability period (if any) has elapsed; provided, however, that any payments that would otherwise have been made prior to such date but for the fact that the Executive had not yet delivered an original, signed Release (or the revocability period had not yet elapsed) shall be made as soon as administratively practicable but not later than the seventy-fourth (74th) day following the Executive’s termination of employment.  If the Executive does not deliver an original, signed Release to the Company within ten (10) business days (or longer if required by applicable law) after receipt of the same from the Company, (i) the Executive’s rights shall be limited to those made available to the Executive under Section 5(b) above, and (ii) the Company shall have no obligation to pay or provide to the Executive any amount or benefits described in Section 5(c) or Section 5(d), or any other monies on account of the termination of the Executive’s employment.

(h)           Removal from any Boards and Positions.  Upon the Executive’s termination of employment for any reason under this Agreement, the Executive shall be deemed to resign (i) if a member, from the Board or board of directors of any affiliate or any other board to which the Executive has been appointed or nominated by or on behalf of the Company, (ii) from any position with the Company or any affiliate, including, but not limited to, as an officer of the Company or any of its affiliates, and (iii) as a fiduciary of any employee benefit plan of the Company.

6.             Recapture of Certain Incentive Compensation.  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, during the Term, as a result of misconduct, with any financial reporting requirement under the securities laws, the Executive shall reimburse the Company, promptly upon notice and demand, for (a) any bonus or other incentive-based or equity-based compensation received from the Company during the twelve (12) -month period following the first public issuance or filing with the Securities and Exchange Commission, whichever occurs first, of the financial document embodying such financial reporting requirement; and (b) any profits realized from the sale of securities of the Company during that twelve (12) -month period.

7.             Assignment; Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors.  The Company may not assign this Agreement without the Executive’s written consent, except that the Company’s obligations under this Agreement shall be the binding legal obligations of any successor to the Company by sale, and in the event of any transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will use its best efforts to cause the transferee to assume the obligations of the Company under this Agreement.  The Executive may not assign this Agreement during the Executive’s life.  Upon the Executive’s death, this Agreement will inure to the benefit of the Executive’s heirs, legatees and legal representatives of the Executive’s estate.

8.             Interpretation.  The laws of the State of Delaware shall govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof.  The Company and the Executive agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, this Agreement shall be exclusively by arbitration, or in the courts (as provided by Section 22) in the State of North Carolina, Mecklenburg County, including the federal courts located therein or responsible therefor (should federal jurisdiction exist), and the Company and the Executive hereby submit and consent to said jurisdiction and venue.

9.             Withholding.  The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.  The Company may, at its option (a) require the Executive to pay to the Company in cash such amount as may be required to satisfy such withholding obligations or (b) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

10.           Amendment or Termination.  This Agreement may be amended at any time by written agreement between the Company and the Executive.

11.           Notices.  Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery.  Notice to the Company shall be directed to:

SPX Corporation

13515 Ballantyne Corporate Place

Charlotte, NC 28277

Attention: General Counsel

The Company may change the person and/or address to which the Executive must give notice under this Section 11 by giving the Executive written notice of such change, in accordance with the procedures described above.  Notices to or with respect to the Executive will be directed to the Executive, or to the Executive’s executors, personal representatives or distributees, if the Executive is deceased, or the assignees of the Executive, at the Executive’s home address on the records of the Company.

12.           Severability.  If any provisions(s) of this Agreement shall be found invalid or unenforceable, in whole or in part, then it is the parties’ mutual desire that such provision(s) be modified to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

13.           Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and the Executive and supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof; provided, however, that: (i) the Executive’s Change of Control Agreement dated April 22, 2009 shall remain in full force and effect, and payments and benefits provided thereunder shall replace those provided in this Agreement to the extent that such payments or benefits otherwise clearly would be duplicative; and (ii) the Executive’s non-compete, non-solicitation, confidentiality or similar restrictive covenants shall remain in full force and effect.

14.           Consultation With Counsel.  The Executive acknowledges that the Executive has had a full and complete opportunity to consult with counsel of the Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and the Company has made no representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

15.           No Waiver.  No failure or delay by the Company or the Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.  No modification, amendment or waiver of this Agreement or consent to any departure by the Executive from any of the terms or conditions thereof, shall be effective unless in writing and signed by the

Chairman of the Company’s Board.  Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

16.           Effect on Other Obligations.  Payments and benefits herein provided to be paid to the Executive by the Company shall be made without regard to and in addition to any other payments or benefits required to be paid the Executive at any time hereafter under the terms of any other agreement between the Executive and the Company or under any other policy of the Company relating to compensation, or retirement or other benefits.  Except as otherwise expressly provided herein, payments or benefits provided the Executive hereunder shall be reduced by any amount the Executive may earn or receive from employment with another employer or from any another source.

17.           Survival.  All Sections of this Agreement survive beyond the Term except as otherwise specifically stated.

18.           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

19.           Counterparts.  The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

20.           409A Compliance.  To the extent any provision of this Agreement or action by the Company would subject the Executive to liability for interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Company.  It is intended that this Agreement will comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and this Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent.  Each payment under Section 5 of this Agreement or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions).  This Agreement may be amended to the extent necessary (including retroactively) by the Company in order to preserve compliance with Code Section 409A.  The preceding shall not be construed as a guarantee of any particular tax effect for the Executive’s compensation and benefits.

21.           Payments to Estate.  The executor of the Executive’s estate shall be entitled to receive all amounts owing to the Executive at the time of death under this Agreement in full settlement and satisfaction of all claims and demands on behalf of the Executive.  Such payments shall be in addition to any other death benefits of the Company and in full settlement and satisfaction of all severance benefit payments provided for in this Agreement.  In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the “Executive” will be deemed to refer, where appropriate, to the Executive’s estate or other legal representative.

22.           Dispute Resolution.  In the event of any dispute or claim relating to or arising out of this Agreement, the Executive and Company agree that all such claims or disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Charlotte, North Carolina in accordance with the AAA’s National Rules for the Resolution of Employment Disputes, provided, however, that this arbitration provision shall not apply to, and Company shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened breach or violation by the Executive of any applicable non-compete, non-solicitation, confidentiality or similar restrictive covenants with respect to the Executive, in any court having appropriate jurisdiction.  The Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of a covered dispute.  The arbitrator may, but is not required to, order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement.  The arbitrator will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions.  The arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator.  The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof.  The arbitrator will give written notice to the parties stating the arbitrator’s determination, and will furnish to each party a signed copy of such determination.  Any arbitration or action pursuant to this Section 22 will be governed by and construed in accordance with the substantive laws of the State of Delaware and, where applicable, federal law, without giving effect to the principles of conflict of laws of Delaware.  The Company will not be required to seek or participate in arbitration regarding any actual or threatened breach of any applicable non-compete, non-solicitation, confidentiality or similar restrictive covenants with respect to the Executive, but may pursue its remedies, including injunctive relief, for such breach in a court of competent jurisdiction in Charlotte, North Carolina, or in the sole discretion of the Company, in a court of competent jurisdiction where the Executive has committed or is threatening to commit a breach of the Executive’s covenants, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

EXECUTIVE ACCEPTANCE	SPX CORPORATION

/s/ Drew T. Ladau	By:	/s/Christopher J. Kearney
Drew T. Ladau		Christopher J. Kearney

	Its:	Chairman, President and
Chief Executive Officer

	Date:	April 22, 2009